CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 333-100289 on Form N-1A of our report dated December 29, 2014, relating to the financial statements and financial highlights of Alpine Income Trust (the “Trust”), comprised of Alpine Ultra Short Municipal Income Fund and Alpine High Yield Managed Duration Municipal Fund (the “Funds”) for the year ended October 31, 2014, which reference appears in the audited financial statements dated October 31, 2015 of the Funds that are incorporated by reference in the Prospectus and Statement of Additional Information, both dated February 29, 2016, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 26, 2016